Monday, September 14, 2009

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 330-533-3341 888-988-3276 (Toll Free) 330-533- 0451 (Fax) exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. DECLARES THIRD QUARTER 2009 CASH DIVIDEND

CANFIELD, Ohio – The Board of Directors of Farmers National Banc Corp, (OTC BB: FMNB), has declared its third quarter dividend of $0.06 per common share, payable on September 30, 2009 to shareholders of record on September 18, 2009. This represents a reduction of $0.06 per share from the cash dividend that was paid in the previous quarter. Based on the trailing twelve months, the dividend equates to an annualized dividend yield of 8.23% for 2009 based on the closing price of Farmers’ common shares of $5.10 on September 8, 2009.

“At this time, our Directors have determined it would be prudent to preserve capital and strengthen our balance sheet, given the current challenging economic times which have negatively impacted earnings for most banks,” said Frank L. Paden, President. “Rather than returning capital to shareholders in the form of cash dividends, we are focused on increasing capital internally so we may reap the benefits from a stronger capital position as the markets stabilize. This will allow us to support the favorable asset growth we have sustained in the past twelve months and continue to be in the position to take advantage of opportunities.”

“The lower dividend payout still allows us to continue to give shareholders a dividend yield on their investment well above the average dividend yield for Ohio Banks and brings the dividend payout ratio consistent with recent earnings levels and anticipated capital needs to support our growth initiatives. Farmers’ capital ratios continue to be above all regulatory thresholds required to be considered “well capitalized”.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield and Farmers Trust Company. Farmers’ operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties and two trust offices located in Youngstown and Howland. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.